Filed by Zoom Video Communications, Inc.

Pursuant to Rule 425

under the Securities Act of 1933, as amended

and deemed filed pursuant to Rule 14d-2

under the Securities Exchange Act of 1934, as amended

Subject Company: Five9, Inc.

(Commission File No. 001-36383)

The following blog post by Eric S. Yuan, Founder and Chief Executive Officer of Zoom Video Communications, Inc. (“Zoom”) on July 18, 2021 were made available in connection with the acquisition of Five9, Inc. (“Five9”) on Zoom’s website blog.zoom.us/zoom-to-acquire-five9:

Zoom to acquire Five9 and Build the Customer Engagement Platform of the Future

Author: Eric S. Yuan

July 18, 2021 – 9 min read

As Zoom’s CEO, I am excited to announce that we’ve reached an agreement to acquire Five9, a leading provider of the intelligent cloud contact center. Additional details about this news are available in our press release.

We continuously look for ways to enhance our platform, and the addition of Five9 is a natural fit that will deliver even more happiness and value to our customers.

We expect that this acquisition will help enhance Zoom’s presence with customers and allow us to accelerate our long-term growth opportunity by adding the $24 billion contact center market. Five9 is a pioneer of cloud-based contact center software. Its highly-scalable and secure cloud contact center delivers a comprehensive suite of easy-to-use applications that allows management and optimization of customer interactions across many different channels. Combining Five9’s Contact Center as a Service (“CCaaS”) solution with Zoom’s broad communications platform will transform how businesses connect with their customers, building the customer engagement platform of the future.

The trend towards a hybrid workforce has accelerated over the last year, advancing contact centers’ shift to the cloud and increasing demand by customers for customized and personalized experiences. Today, enterprises not only need to enable customers to engage via their preferred channel, they need to empower their teams to accomplish more, and do so with empathy, purpose, and connection. We truly believe that together, we will enable customers to reimagine the way they do business and deliver exceptional results.

We’ve already seen strong demand for Zoom Phone, our modern, cloud phone system that offers a digital alternative to legacy phone offerings, enabling organizations to connect and interact in new and convenient ways to keep businesses moving. This acquisition is complementary to the growing popularity of our Zoom Phone offering, positioning us to As long-standing partners with Five9, we know first-hand what their fantastic team is capable of. We also know that our organizations each share a common culture of obsession with customer happiness — and our collective focus and drive will be instrumental as we build a future together.

Importantly, we recognize that an open partner ecosystem is a key benefit of Zoom — it drives innovation and ensures customers have more choice and flexibility to meet their unique needs. We expect to maintain our partnerships in order to continue supporting customers’ contact center of choice.

This is only the first step in a process. The transaction, which is expected to close in the first half of calendar year 2022, is subject to approval by Five9 stockholders, the receipt of required regulatory approvals, and other customary closing conditions.

We are thrilled to welcome Five9 to the Zoom family!

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The following email by Eric S. Yuan, Founder and Chief Executive Officer of Zoom, was sent to all Zoom employees on July 18, 2021, in connection with the acquisition of Five9 by Zoom:

From: Eric S. Yuan

Date: Sun, Jul 18, 2021 at 6:16pm

Subject: Exciting News! Zoom to Acquire Five9

Zoomies,

I’m excited to share the news that Zoom has reached an agreement to acquire Five9, which as many of you know, is a pioneer of the intelligent cloud contact center. Please take a look at the press release and blog we just issued:

Press release can be read here: https://www.globenewswire.com/news-release/2021/07/19/2264531/0/en/Zoom-to-Acquire-Five9.html

Blog can be read here: https://blog.zoom.us/zoom-to-acquire-five9

I’m excited to share with you why we are taking this step now.

First, why are we choosing to acquire Five9? As some of you may know, we currently have an ongoing partnership with Five9. Their highly-scalable and secure cloud contact center delivers a comprehensive suite of easy-to-use applications that allows management and optimization of customer interactions across many different channels. By combining Five9’s Contact Center as a Service (“CCaaS”) solution with our broad communications platform, we will transform how businesses connect with their customers, building the customer engagement platform of the future.

Second, why now? We continuously look for ways to enhance our platform. Five9 is a natural fit that will deliver even more happiness and value to our customers. Today, enterprises not only need to enable customers to engage via their preferred channel, they need to empower their teams to accomplish more, and do so with empathy, purpose, and connection. We believe that together, we will enable customers to reimagine the way they do business and deliver exceptional results.

Importantly, we recognize that an open partner ecosystem is a key benefit of Zoom — it drives innovation and ensures customers have more choice and flexibility to meet their unique needs. We expect to maintain our partnerships in order to continue supporting customers’ contact center of choice.

As we look ahead, it’s important to remember that this is only the first step in a process. Until the acquisition closes, which we expect to occur in the first half of calendar year 2022, Five9 and Zoom will continue to operate as separate companies. In other words, it’s business as usual. Once the acquisition closes, an integration team with representatives from both companies will closely oversee the process and get results quickly. I look forward to welcoming the new Five9 Zoomies with open arms after we close. I am excited to get to work with them on building the customer engagement platform of the future.

To learn more, please join me, Rowan (CEO of Five9), Kelly, and Aparna for Zoomie Town Halls tomorrow. Invitations to follow soon from the Internal Communications team.

A few notes:

1.	We will send the revenue org a separate communication in the “Revenue Org—Announcements” chat with messaging and FAQs for customers or prospects who inquire about today’s news.

2.

Kelly Steckelberg, our CFO, is the only corporate spokesperson for this matter. If a journalist or analyst reaches out to you about this, please don’t respond and instead forward their inquiry right to press@zoom.us.

3.	I recognize you may have questions, and a FAQ is available here.

4.

Please feel free to reshare our public communications — Zoom official blog, press release, and social posts — but please DO NOT post any commentary that deviates from what is in our public communications, particularly any speculation about what this may mean for our future or anything that implies Five9 is already a part of Zoom.

We are thrilled about this tremendous acquisition that will deliver even greater happiness to our customers.

Best,

Eric

Eric S. Yuan

CEO

Zoom Video Communications

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The following communication by Eric S. Yuan, Founder and Chief Executive Officer of Zoom, was sent to all Zoom employees on July 18, 2021, in connection with the acquisition of Five9 by Zoom:

Dear @all,

Zoomies – Moments ago we announced some exciting news about Zoom: we have reached an agreement to acquire Five9! As many of you know, Five9 is a long standing partner of Zoom and a pioneer of the intelligent cloud contact center. Please check your email for a message from me with more details. You can also check out the press release and blog we just issued. While we will continue to operate as separate companies until close, I look forward to welcoming the new Five9 Zoomies with open arms, and I am excited for us to get to work with them on building the customer engagement platform of the future.

Press release: https://www.globenewswire.com/news-release/2021/07/19/2264531/0/en/Zoom-to-Acquire-Five9.html

Blog post: https://blog.zoom.us/zoom-to-acquire-five9

Important legal information: https://docs.google.com/document/d/1TF35BoebR0rExi2LeYGkZXMOP1jYM-2MYAN_2MXzPmI/edit?usp=sharing

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The following social media posts by Zoom on July 18, 2021 were made available in connection with the acquisition of Five9 by Zoom:

LinkedIn: Exciting News! We have signed an agreement to acquire Five9. Together we will build the customer engagement platform of the further! Details: https://likd.in/gtWbfud

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Twitter: Exciting news! We have signed an agreement to acquire @Five9. Together we will build the customer engagement platform of the future! Details:

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Facebook: Exciting news! We have signed an agreement to acquire Five9_Inc. Together we will build the customer engagement platform of the future! Details: https://blog.zoom.us/zoom-to-acquire-five9

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The following communications are being filed in connection with the acquisition of Five9 by Zoom:

Employee FAQ

1.	Why acquire Five9?

•

Five9 is a natural extension of our platform as we look to provide our enterprise customers with the best communications solutions and experiences for running their businesses, and we believe they represent an ideal cultural fit for Zoom.

•	Five9 is a pioneer of cloud-based contact center software – and they are an ideal partner for Zoom when it comes to contact center solutions.

•

Combining Five9’s Contact Center as a Service (“CCaaS”) solution with Zoom’s broad communications platform will transform how enterprises connect with their customers, building the customer engagement platform of the future.

•

As long-standing partners with Five9, we know first-hand what they are capable of, and we are thrilled to welcome them to the Zoom family. We also know that our organizations each share a common culture of obsession with customer happiness — and our collective focus and drive will be instrumental as we move forward.

•

Moreover, we think there will be a significant bi-directional cross sell opportunity – Five9’s contact center base can help to accelerate momentum in Zoom Phone and to bring Five9’s leading contact center solution to Zoom’s nearly 500,000 global customers.

2.	Why is now the right time for this transaction?

•	We are continuously looking for ways to enhance our platform and deliver more happiness to our users, and we regularly review acquisition ideas that fit well with the company’s strategic direction.

•	We believe the contact center space is poised for significant growth, and this combination will enable us to jointly innovate and better meet customers’ evolving needs.

•	This is exciting news for Zoom’s enterprise customers that will bring an integrated contact center offering that delivers the quality and ease-of-use they have come to expect from us.

3.	How did this transaction come about?

•	Our Board and management team regularly review acquisition ideas that fit well with the company’s strategic direction.

•	We already know Five9 well through our long-standing partnership and trusted relationship.

•	More details on the transaction will be provided in SEC filings.

4.	When will the transaction close?

•

The transaction is anticipated to close in the first half of calendar year 2022, subject to approval by Five9 stockholders, the receipt of required regulatory approvals and other customary closing conditions.

•	The Boards of Directors of Zoom and Five9 have approved the transaction. The Board of Directors of Five9 recommends that Five9 stockholders approve the transaction and adopt the merger agreement.

5.	How is Zoom going to ensure a smooth and successful integration?

•	Until we close, we remain two separate companies operating independently.

•	Five9 is an ideal partner for Zoom when it comes to contact center solutions and a natural extension of our platform.

•	We have a long-standing partnership and trusted relationship with Rowan and his team and believe they represent an ideal cultural fit for Zoom.

•	We’re confident we can smoothly integrate Five9 into Zoom post-close.

•	An integration team, led by experienced executives from both companies, will closely oversee the process.

6.	What does this mean for me as a Zoom employee?

•	This is a very exciting transaction for Zoomies that brings new opportunities to drive growth across the contact center cloud platform.

•	Importantly, today’s announcement is just the first step in the process.

•	Once the transaction closes, which is expected to occur in the first half of calendar year 2022, we will integrate our teams and begin to innovate and deliver results quickly.

•	Moreover, we have a long-standing partnership and trusted relationship with Five9 and believe they represent an ideal cultural fit for Zoom, so we are confident this will be a smooth integration.

•	Until that time, nothing changes and we will continue to operate as two separate businesses.

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CAB Customer Chat

Hello @all

Exciting news: we just announced our intent to acquire our long-time partner Five9! Please check out our press release and blog post for more information. The admins on your account will also receive an email from us soon with similar information.

Press release: https://www.globenewswire.com/news-release/2021/07/19/2264531/0/en/Zoom-to-Acquire-Five9.html

Blog post: https://blog.zoom.us/zoom-to-acquire-five9/

Important legal information: https://docs.google.com/document/d/1TcEOUaWaCSKQfScZ4PoALBb1__JiwDqW21JgQReww-0/edit?usp=sharing

Five9 is a leading provider of intelligent cloud contact center solutions. Together we will build the customer engagement platform of the future to help you connect with and serve your customers.

Importantly, an open partner ecosystem is a key benefit of Zoom. We expect to maintain our partnerships in order to continue supporting your contact center of choice.

We anticipate this deal will close in the first half of 2022. For now it’s business as usual. Thank you for your continued support of Zoom.

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The following email by Eric S. Yuan, Founder and Chief Executive Officer of Zoom and Rowan Trollope, Chief Executive Officer of Five9, was sent to all Five9 employees on July 18, 2021, in connection with the acquisition of Five9 by Zoom:

From: Rowan Trollope

Date: Sun, Jul 18, 2021 at 10:17pm

Cc: Eric S. Yuan

Subject: An important message :)

Hello team: Please see below a message from Eric Yuan, the Founder and CEO of Zoom…

Warmly,

Rowan

Dear Five9 Team,

On behalf of everyone at Zoom, I am writing to share our excitement about today’s announcement and to let you know how much we look forward to welcoming you to the Zoom family once we complete our transaction.

We have gotten to know members of the Five9 team over the years through our longstanding partnership, and we truly believe that we will be ideal partners. We have tremendous respect for the Five9 team, and we know that our organizations share a common culture of obsession with customer happiness.

We are so excited by what we believe we can accomplish together. By combining your contact center solution with Zoom’s broad communications platform, we will transform how businesses connect with their customers, building the customer engagement platform of the future. We believe the contact center space is poised for growth, and this combination will enable us to jointly innovate and better meet customers’ evolving needs.

Upon closing, our collective focus and shared values will be instrumental as we build a future together. We look forward to working with Rowan and the Five9 executive team to complete the transaction and to welcoming you to Zoom.

I hope you will join me and Rowan for a town hall on Wednesday at 8:30 am PT—we’ll discuss this exciting announcement and answer your questions.

Best,

Eric Yuan

Forward-Looking Statements

This communication contains forward-looking information related to Zoom, Five9 and the acquisition of Five9 by Zoom that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction for Zoom, Five9 and their respective customers, Zoom’s plans, objectives, expectations and intentions with respect to the combined company, the size of the opportunity for Zoom in contact centers, the financial condition, results of operations and business of Zoom or Five9, and the anticipated timing of closing of the proposed transaction.

Risks and uncertainties include, among other things, risks related to the ability of Zoom to consummate the proposed transaction on a timely basis or at all; Zoom’s ability to successfully integrate Five9’s operations and personnel; Zoom’s ability to implement its plan, forecasts and other expectations with respect to Five9’s business after the completion of the transaction and realize expected synergies; the satisfaction of the conditions precedent to consummation of the proposed transaction; Zoom’s ability to secure regulatory approvals on the terms expected in a timely manner or at all, especially in light of recent regulatory developments in the United States and elsewhere; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; any negative effects of the announcement or the consummation of the proposed transaction on the market price of Zoom’s Class A common stock or on Zoom’s operating results; the impact of significant transaction costs and unknown liabilities on Zoom’s operating results; the risk of litigation and/or regulatory actions related to the proposed transaction; the exertion of management’s time and Zoom’s resources, and other expenses incurred in connection with any regulatory or governmental consents or approvals for the transaction; the possibility that competing offers will be made to acquire Five9; the effect of the announcement or pendency of the transaction on Zoom and Five9’s business relationships, operating results, and business generally; the impact of the COVID-19 pandemic and related public health measures on Zoom and Five9’s businesses and general economic conditions; the impact of geopolitical events; Zoom’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to Zoom’s reputation or competitive position; excessive outages and disruptions to Zoom’s online services if Zoom fails to maintain an adequate operations infrastructure; competitive factors, including new market entrants and changes in the competitive environment and increased competition; customer demand for Zoom’s products and services; Zoom and Five9’s ability to attract, integrate and retain qualified personnel; Zoom’s ability to protect its intellectual property rights and develop its brand; Zoom’s ability to develop new services and product features; Zoom’s operating results and cash flow; the impact of the transaction on Zoom’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; changes in tax and other laws, regulations, rates and policies; and the impact of new accounting pronouncements.

These risks, as well as other risks related to the proposed transaction, will be described in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Zoom’s and Five9’s respective periodic reports and other filings with the SEC, including the risk factors identified in Zoom’s and Five9’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The forward-looking statements included in this communication are made only as of the date hereof. Zoom assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Zoom intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Zoom and a proxy statement of Five9 (the “proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the proxy statement/prospectus will be delivered to stockholders of Five9. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ZOOM AND FIVE9 ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the proxy statement/prospectus (when available) and other documents filed by Zoom and Five9 with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Zoom will be available free of charge under the SEC Filings heading of the Investor Relations section of Zoom’s website at https://investors.Zoom.us/. Copies of the documents filed with the SEC by Five9 will be available free of charge under the Financials & Filings heading of the Investor Relations section of Five9’s website at https://investors.Five9.com/.

Participants in the Solicitation

Zoom and Five9 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Zoom’s directors and executive officers is set forth in Zoom’s Form 10-K for the year ended January 31, 2021 and the proxy statement for Zoom’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 18, 2021 and May 5, 2021, respectively. Information about Five9’s directors and executive officers is set forth in Five9’s Form 10-K for the year ended December 31, 2020 and the proxy statement for Five9’s 2021 Annual Meeting of Stockholders, which were filed with the SEC on March 1, 2021 and March 29, 2021, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.